Exhibit 10.4

STOCK GRANT AGREEMENT

SARATOGA RESOURCES, INC.

THIS STOCK GRANT AGREEMENT is made this 8th day of October 2007 by and between A.C. “Andy” Clifford (the “Participant”), CPK Resources, LLC (“CPK”) and Saratoga Resources, Inc., a Texas corporation (the “Company”).

WHEREAS, in connection with the initial employment of, and pursuant to the terms of an Employment Agreement with, the Participant, the Board of Directors of the Company authorized and directed the Company to make an award of stock to the Participant to aid the Corporation in securing and retaining key employees of outstanding ability and to provide additional motivation to such employees to exert their best efforts on behalf of the Company and its subsidiaries;

WHEREAS, the Participant has been retained as President of the Company with a view to carrying out one or more acquisitions of oil and gas properties or mineral interests with an aggregate value, as measured by the purchase price of properties, of not less than $25 million during the tenure of Participant’s employment by the Company (the “Target Acquisition Threshold”); and

WHEREAS, Participant desires to cause the shares to be issued hereunder to be issued to, and in the name of, CPK Resources, LLC, an entity controlled by Participant.

NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

1.

Grant of Stock. In accordance with the terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant 2,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”) to be issued in the name of CPK. With respect to 2,000,000 of the Shares, as long as those Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such shares shall be deemed to be, and are referred to in this Agreement as, the “Restricted Shares.”  500,000 of the Shares are not subject to the Restrictions set forth in Section 4 of this Agreement.

Participant and CPK acknowledge and agree (i) that the Shares will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and (ii) that such Participant, through CPK, has acquired the Shares for the Participant’s own account and not with a view to the distribution thereof.

2.

Certificates for Shares. Certificates evidencing Restricted Shares shall bear a legend reflecting the restrictions provided herein and shall be deposited with the Company to be held in escrow until such Shares are released to CPK or forfeited in accordance with this Agreement. The Participant shall cause CPK to, simultaneous with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by CPK.

If any Restricted Shares are forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares and to return the Shares represented thereby to the Company’s treasury.

3.

Adjustments in Restricted Shares. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board shall make equitable adjustments in the Restricted Shares. Any new, additional or different securities to which the Participant shall be entitled in respect of Restricted Shares by reason of such adjustment shall be deemed to be Restricted Shares and shall be subject to the same terms, conditions, and restrictions as the Restricted Shares so adjusted.

4.

Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Shares and all rights with respect to such Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but CPK shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Shares.

5.

Forfeiture of Restricted Shares. In the event that the Participant terminates employment with the Company and its subsidiaries for any reason, such event shall constitute an “Event of Forfeiture” and all Shares which at that time are Restricted Shares shall thereupon be forfeited by CPK to the Company without payment of any consideration by the Company, and neither CPK, the Participant nor any successor, heir, assign or personal representative of CPK or the Participant shall have any right, title or interest in or to such Restricted Shares or the certificates evidencing them.

6.

Lapse of Restrictions. The Restrictions on the Restricted Shares granted under this Agreement shall lapse, and the Shares will no longer be Restricted Shares, on the later of (x) the first anniversary of the date hereof, or (y) satisfaction of the Target Acquisition Threshold.

Upon lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to CPK an unrestricted certificate for the Shares with respect to which such Restrictions have lapsed.

7.

Withholding and Tax Requirements. Whenever payments hereunder are to be made in cash, or Restrictions lapse with respect to Restricted Shares, the Company shall have the right to withhold from sums due to the Participant or CPK (or to require the Participant or CPK to remit to the Company) an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such Shares.

The Participant and CPK acknowledge that they have sought and received such tax advise as they deemed necessary and appropriate with respect to the issuance of shares herein,

that the Company has not provided any tax counsel in connection with the issuance and that CPK is solely responsible for any tax arising from the receipt of the Shares.

8.

Effect of Employment. Nothing contained in this Agreement shall confer upon the Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Participant.

9.

Amendment. This Agreement may not be amended except with the consent of the Board and by a written instrument duly executed by the Participant, CPK and the Company.

10.

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant and CPK accepts the award of Shares hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant and CPK hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board upon any questions arising under this Agreement.

IN WITNESS WHEREOF, the Company, CPK and the Participant have each executed and delivered this Agreement as of the date first above written.

SARATOGA RESOURCES, INC.

By: /s/ Thomas Cooke

Name: Thomas Cooke

Title:   Chairman and CEO

CPK RESOURCES, LLC

By:  /s/ Andy Clifford

Name: Andy Clifford

Title:   President

PARTICIPANT:

/s/ A.C. Andy Clifford

A.C. “Andy” Clifford

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